Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Announces Third Quarter 2018 Results

DALLAS, Texas - October 24, 2018 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the third quarter ended September 30, 2018, including the following highlights:

•	Earnings per common diluted share of $0.19 compared with $0.43 in 2017

•
Adjusted earnings per common diluted share of $0.39, excluding $0.20 per share related to an impairment charge in the Energy Equipment Group and transaction costs related to the planned spin-off of Arcosa, Inc.

•	Rail Group receives orders for 7,725 railcars with a total value of $944.7 million and delivers approximately 4,000 railcars during the third quarter

•	Rail Group expects deliveries of between 20,000 and 21,000 railcars in 2018 and anticipates full year 2019 deliveries of between approximately 22,500 and 24,000 railcars

•	Inland Barge Group receives orders of $61.3 million during the third quarter

•	Provides initial full year 2019 earnings guidance for Trinity Industries post spin-off of Arcosa, Inc. of between $0.90 and $1.10 per common diluted share

Consolidated Results
Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $27.7 million, or $0.19 per common diluted share, for the third quarter ended September 30, 2018. Net income for the same quarter of 2017 was $66.9 million, or $0.43 per common diluted share. Revenues for the third quarter of 2018 decreased to $930.9 million compared with revenues of $973.6 million for the same quarter of 2017. The Company recorded an impairment charge of $24.8 million, or $0.15 per common diluted share, during the quarter related to the classification of certain businesses in the Energy Equipment Group as held for sale. Additionally, the Company incurred approximately $10.6 million of corporate costs, or $0.05 per common diluted share, during the quarter related to the expected spin-off transaction. Excluding these items, the Company reported adjusted earnings per common diluted share of $0.39 for the third quarter. Third quarter 2018 net income benefitted from a lower effective tax rate of 27.4% compared with 36.9% in the same quarter of 2017 due primarily to the Tax Cut and Jobs Act (“the Act”), increasing earnings per common diluted share by $0.03 in comparison to the third quarter of 2017.
“I am pleased with the continued momentum in market demand experienced by a number of our businesses during the quarter,” said Timothy R. Wallace, Trinity’s Chairman, CEO and President. “Trinity’s consolidated third quarter financial results reflect a variety of market conditions in our businesses as well as activities associated with the anticipated distribution of Arcosa, Inc. to Trinity shareholders on the first of November.”
Mr. Wallace added, “This year marks Trinity’s 85th year as a company, and its 60th year as a public company. As Trinity has grown through the years, our dedicated employees have worked collaboratively to build a strong portfolio of industry-leading businesses. We are proud of Trinity’s history of success and rich corporate culture, which provides an excellent foundation for both Trinity and Arcosa. Arcosa will separate from Trinity with an established platform of leading businesses in the construction, energy, and transportation markets, with long-standing customer relationships and opportunities to grow in attractive markets. Trinity will continue to be a premier provider of rail transportation products and services. Both companies have strong teams, strong balance sheets, and many opportunities for success. We are very excited about the potential for both of these companies.”

Quarterly Business Group Results
In the third quarter of 2018, the Rail Group reported higher revenues of $506.8 million compared with revenues of $492.4 million in the third quarter of 2017. Operating profit and profit margin for the Rail Group of $32.9 million and 6.5% in the third quarter of 2018 declined compared with $50.5 million and 10.3% in the third quarter of 2017. The increase in revenues was primarily due to higher volumes in the maintenance services business, partially offset by lower railcar deliveries. Operating profit declined primarily due to pricing pressures related to certain railcar types as well as production inefficiencies related to changes in the mix of railcars manufactured during the period and activities undertaken in anticipation of higher production levels expected in the fourth quarter. The decline in operating profit was partially offset by higher volumes in the maintenance services business. The Rail Group delivered approximately 4,000 railcars and received orders for 7,725 railcars during the third quarter of 2018, compared with deliveries of 4,420 railcars and orders for 3,045 railcars, respectively, in the same quarter last year. The railcar backlog in the Rail Group increased during the quarter to $3.2 billion as of September 30, 2018, representing 28,315 railcars, compared with a railcar backlog of $2.7 billion as of June 30, 2018, representing 24,580 railcars.
The Railcar Leasing and Management Services Group (“Leasing Group”) reported revenues and operating profit of $227.5 million and $92.2 million, respectively, in the third quarter of 2018, compared with $275.1 million and $120.6 million, respectively, in the same quarter of 2017. The decrease in revenues was primarily due to lower sales of railcars owned one year or less and a decrease in asset management advisory fees. Total proceeds from the sale of leased railcars, including sales of railcars owned for more than one year that are not reported as revenues, were $118.6 million in the third quarter of 2018 compared with $154.5 million of leased railcars in the third quarter of 2017. The decrease in operating profit for the third quarter was primarily the result of lower average rental rates, lower asset management advisory fees, and a change in the mix of railcars sold from the lease fleet, partially offset by net growth in the lease fleet. Supplemental information for the Leasing Group is provided in the accompanying tables.
The Inland Barge Group reported higher revenues of $49.3 million in the third quarter of 2018 compared with revenues of $28.1 million in the third quarter of 2017. Operating profit for this Group also improved to $3.0 million in the third quarter of 2018 compared with a loss of $0.7 million in the third quarter of 2017. The increases in revenues and operating profit compared with the same quarter last year were primarily due to higher barge deliveries. The Inland Barge Group received orders of $61.3 million during the quarter and, as of September 30, 2018, the backlog improved to $210.4 million compared with a backlog of $198.4 million as of June 30, 2018.
The Energy Equipment Group reported lower revenues of $218.2 million in the third quarter of 2018 compared with revenues of $246.2 million in the same quarter of 2017. Operating profit for this Group also declined to a loss of $13.7 million compared with a profit of $26.3 million in the same quarter last year. The decreases in revenues and operating profit were primarily due to a decrease in volumes in the Group's wind towers product line. Additionally, operating profit for this Group was impacted by a $24.8 million impairment charge associated with the write-down of the net assets of certain businesses classified as held for sale and a $6.1 million reserve on finished goods inventory related to an order for a single customer in our utility structures business. The backlog for wind towers and utility structures as of September 30, 2018 was $700.3 million compared with a backlog of $780.1 million as of June 30, 2018.
The Construction Products Group reported higher revenues of $152.0 million in the third quarter of 2018 compared with revenues of $131.9 million in the third quarter of 2017. Operating profit and profit margin also improved to $29.1 million and 19.1% in the third quarter of 2018 compared with $16.8 million and 12.7% in the same quarter last year. The increases in revenues compared with the same quarter last year were primarily due to higher volumes in our highway products business and other businesses. The increase in operating profit compared with the same quarter last year was related to volume increases, $4.4 million in additional insurance recoveries related to damages previously sustained at two of our highway products manufacturing facilities, and a reduction in legal expenses.
Share Repurchase
During the third quarter of 2018, the Company repurchased 1,356,484 shares of common stock at a cost of approximately $50.0 million, bringing year to date repurchases to $150.0 million, excluding fees, and leaving approximately $350.0 million remaining under its current authorization through December 31, 2019.
Proposed Spin-off
In December 2017, the Company announced that its Board of Directors unanimously approved a plan to pursue a spin-off of the Company's infrastructure-related businesses to Trinity stockholders. The separation is planned as a tax-free spin-off transaction to the Company's stockholders for U.S. federal income tax purposes. The transaction will result in two separate public companies: (1) Trinity, the currently existing company which will be comprised primarily of Trinity’s rail-related businesses and (2) a new infrastructure company, Arcosa, Inc., focused on infrastructure-related products and services.
On September 25, 2018, Trinity’s Board of Directors formally approved the separation of its infrastructure-related businesses from Trinity through a distribution of all of the common stock of Arcosa held by Trinity to Trinity stockholders. In connection with the approval, the Board set the distribution ratio, record date, and distribution date for the separation. The distribution is expected to be made at 12:01 a.m. local New York City time on November 1, 2018 to Trinity stockholders of record as of 5:00 p.m. local New York City time on October 17, 2018, the record date for the distribution. On the distribution date, Trinity stockholders will receive one share of Arcosa common stock for every three shares of Trinity common stock held as of the record date. No fractional shares of Arcosa’s common stock will be distributed. Fractional shares of Arcosa’s common stock will be aggregated and sold on the open market, and the aggregate net proceeds of the sales will be distributed ratably in the form of cash payments to Trinity stockholders who would otherwise be entitled to receive a fractional share of Arcosa’s common stock.
The completion of the spin-off transaction is subject to the satisfaction or waiver of a number of conditions, including certain conditions described in the Information Statement included in Arcosa’s Form 10 filed with the Securities and Exchange Commission and in the form of the Separation and Distribution Agreement, which is filed as an exhibit to the Form 10. Trinity and Arcosa expect all conditions to the Arcosa distribution to be satisfied or waived on or before the distribution date. Following the distribution, Arcosa will be an independent, publicly-traded company on the New York Stock Exchange, and Trinity will retain no ownership interest in Arcosa.
Earnings Guidance

2018 Guidance
For the full year 2018, the Rail Group expects deliveries of between 20,000 and 21,000 railcars. The delivery range incorporates potential rail service and congestion issues and other weather-related delays. As previously disclosed, the Company has withdrawn its full year 2018 earnings per share guidance as it is no longer relevant since it includes full year anticipated earnings expectations for Arcosa. Unless otherwise noted herein, full year 2018 segment guidance has also been withdrawn as the businesses comprising Trinity’s current reporting segments will change post spin.
2019 Guidance
For the full year 2019, the Company currently anticipates earnings for Trinity Industries, post spin-off of Arcosa, of between $0.90 and $1.10 per common diluted share. Additionally, at this time, the Rail Group expects full year 2019 deliveries of between approximately 22,500 and 24,000 railcars.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on October 25, 2018 to discuss its third quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net and select the Events & Presentations menu link. An audio replay may be accessed through the Company’s website or by dialing (402) 220-7219 until 11:59 p.m. Eastern on November 1, 2018.
Company Description
Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns complementary market-leading businesses providing products and services to the energy, chemical, agriculture, transportation, and construction sectors, among others. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements, including, but not limited to, statements regarding the effect of the Tax Cuts and Jobs Act on Trinity's financial results, any non-cash tax benefits from the remeasurement of Trinity's net deferred tax liabilities, the anticipated separation of Trinity into two separate public companies, the expected timetable for completing the spin-off transaction, whether or not the spin-off transaction occurs, future financial and operating performance of each company, benefits and synergies of the spin-off transaction, strategic and competitive advantages of each company, future opportunities for each company and any other statements regarding events or developments that Trinity believes or anticipates will or may occur in the future. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Trinity expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Trinity’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by federal securities laws. There is no assurance that the proposed spin-off transaction will be completed, that the Company's Board of Directors will continue to pursue the proposed spin-off transaction (even if there are no impediments to completion), that the Company will be able to separate its businesses, or that the proposed spin-off transaction will be the most beneficial alternative considered. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to risks and uncertainties regarding economic, competitive, governmental, and technological factors affecting Trinity’s operations, markets, products, services and prices, as well as any changes in or abandonment of the proposed separation or the ability to effect the separation and satisfy the conditions to the proposed separation, and such forward-looking statements are not guarantees of future performance. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year, and as may be revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Investor & Media Contact:
Jessica Greiner
Trinity Industries, Inc.

(Investors) 214/631-4420
(Media Line) 214/589-8909

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2018	2017
Revenues	$930.9	$973.6
Operating costs:
Cost of revenues	752.0	722.7
Selling, engineering, and administrative expenses	111.1	114.6
Losses (gains) on dispositions of property:
Net gains on lease fleet sales	(9.4)	(16.5)
Other	(1.7)	0.4
	852.0	821.2
Operating profit	78.9	152.4
Interest expense, net	40.4	43.7
Other, net	(0.5)	1.1
Income before income taxes	39.0	107.6
Provision for income taxes	10.7	39.7
Net income	28.3	67.9
Net income attributable to noncontrolling interest	0.6	1.0
Net income attributable to Trinity Industries, Inc.	$27.7	$66.9

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$0.19	$0.44
Diluted	$0.19	$0.43
Weighted average number of shares outstanding:
Basic	145.0	148.0
Diluted	145.8	151.3
Results for the three months ended September 30, 2017 have been revised to reflect the retrospective adoption of Accounting Standards Update No. 2017-07, Compensation - Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Cost ("ASU 2017-07"). The adoption of ASU 2017-07 on January 1, 2018 resulted in a net decrease to previously reported Operating Profit of $0.6 million and a corresponding decrease to Other, net of $0.6 million for the three months ended September 30, 2017, with no impact to net income or earnings per share.
Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.
The Act, enacted in December 2017, reduced the U.S. federal corporate income tax rate from 35.0% to 21.0%. In December 2017, we recorded a tax benefit after the initial assessment of the tax effects of the Act, and we will continue refining this amount throughout 2018, which could potentially affect the measurement of our deferred tax balance or give rise to new deferred tax amounts resulting in a final adjustment in the fourth quarter of 2018. The impact of the Act may differ from our estimate due to changes in the regulations, rulings, guidance, and interpretations issued by the IRS and the FASB as well as interpretations and assumptions made by the Company. For the items for which we were able to determine a reasonable estimate, we recognized an additional provisional net benefit of $1.0 million for the three months ended September 30, 2018, which is included as a component of income tax expense.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Nine Months Ended September 30,
	2018	2017
Revenues	$2,704.5	$2,756.4
Operating costs:
Cost of revenues	2,100.2	2,065.2
Selling, engineering, and administrative expenses	326.4	330.1
Losses (gains) on dispositions of property:
Net gains on lease fleet sales	(21.0)	(40.2)
Other	(4.1)	(1.6)
	2,401.5	2,353.5
Operating profit	303.0	402.9
Interest expense, net	122.9	130.4
Other, net	(1.4)	1.1
Income before income taxes	181.5	271.4
Provision for income taxes	46.1	97.8
Net income	135.4	173.6
Net income attributable to noncontrolling interest	3.4	9.6
Net income attributable to Trinity Industries, Inc.	$132.0	$164.0

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$0.89	$1.08
Diluted	$0.87	$1.06
Weighted average number of shares outstanding:
Basic	146.1	148.6
Diluted	148.8	151.1
Results for the nine months ended September 30, 2017 have been revised to reflect the retrospective adoption of ASU 2017-07. The adoption of ASU 2017-07 on January 1, 2018 resulted in a net decrease to previously reported Operating Profit of $1.9 million and a corresponding decrease to Other, net of $1.9 million for the nine months ended September 30, 2017, with no impact to net income or earnings per share.
Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.
The Act, enacted in December 2017, reduced the U.S. federal corporate income tax rate from 35.0% to 21.0%. In December 2017, we recorded a tax benefit after the initial assessment of the tax effects of the Act, and we will continue refining this amount throughout 2018, which could potentially affect the measurement of our deferred tax balance or give rise to new deferred tax amounts resulting in a final adjustment in the fourth quarter of 2018. The impact of the Act may differ from our estimate due to changes in the regulations, rulings, guidance, and interpretations issued by the IRS and the FASB as well as interpretations and assumptions made by the Company. For the items for which we were able to determine a reasonable estimate, we recognized an additional provisional net benefit of $1.3 million for the nine months ended September 30, 2018, which is included as a component of income tax expense.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended September 30,
Revenues:	2018	2017
Rail Group	$506.8	$492.4
Construction Products Group	152.0	131.9
Inland Barge Group	49.3	28.1
Energy Equipment Group	218.2	246.2
Railcar Leasing and Management Services Group	227.5	275.1
All Other	27.2	25.7
Segment Totals before Eliminations	1,181.0	1,199.4
Eliminations - lease subsidiary	(207.4)	(175.0)
Eliminations - other	(42.7)	(50.8)
Consolidated Total	$930.9	$973.6

	Three Months Ended September 30,
Operating profit (loss):	2018	2017
Rail Group	$32.9	$50.5
Construction Products Group	29.1	16.8
Inland Barge Group	3.0	(0.7)
Energy Equipment Group	(13.7)	26.3
Railcar Leasing and Management Services Group	92.2	120.6
All Other	(5.9)	(4.9)
Segment Totals before Eliminations and Corporate Expenses	137.6	208.6
Corporate	(41.5)	(41.4)
Eliminations - lease subsidiary	(18.1)	(14.6)
Eliminations - other	0.9	(0.2)
Consolidated Total	$78.9	$152.4

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Nine Months Ended September 30,
Revenues:	2018	2017
Rail Group	$1,680.5	$1,436.6
Construction Products Group	432.6	386.3
Inland Barge Group	123.0	124.3
Energy Equipment Group	644.2	740.1
Railcar Leasing and Management Services Group	615.5	646.1
All Other	75.3	71.2
Segment Totals before Eliminations	3,571.1	3,404.6
Eliminations - lease subsidiary	(731.8)	(497.8)
Eliminations - other	(134.8)	(150.4)
Consolidated Total	$2,704.5	$2,756.4

	Nine Months Ended September 30,
Operating profit (loss):	2018	2017
Rail Group	$149.5	$137.7
Construction Products Group	79.9	54.5
Inland Barge Group	5.2	6.1
Energy Equipment Group	20.7	80.0
Railcar Leasing and Management Services Group	255.1	316.4
All Other	(12.2)	(15.2)
Segment Totals before Eliminations and Corporate Expenses	498.2	579.5
Corporate	(124.4)	(114.9)
Eliminations - lease subsidiary	(71.3)	(58.4)
Eliminations - other	0.5	(3.3)
Consolidated Total	$303.0	$402.9

Trinity Industries, Inc.
Leasing Group
Condensed Results of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	($ in millions)
Revenues:
Leasing and management	$175.9	$188.5	$534.7	$552.4
Sales of railcars owned one year or less at the time of sale(1)	51.6	86.6	80.8	93.7
Total revenues	$227.5	$275.1	$615.5	$646.1
Operating profit:
Leasing and management	$69.7	$86.2	$216.6	$256.8
Railcar sales(1):
Railcars owned one year or less at the time of sale	13.1	17.9	17.5	19.4
Railcars owned more than one year at the time of sale	9.4	16.5	21.0	40.2
Total operating profit	$92.2	$120.6	$255.1	$316.4
Operating profit margin:
Leasing and management	39.6%	45.7%	40.5%	46.5%
Railcar sales	*	*	*	*
Total operating profit margin	40.5%	43.8%	41.4%	49.0%
Selected expense information(2):
Depreciation	$48.8	$43.3	$140.9	$128.5
Maintenance and compliance	$24.1	$25.0	$75.5	$69.4
Rent	$9.7	$10.0	$29.7	$30.0
Interest	$37.4	$32.1	$101.2	$94.0

	September 30, 2018	September 30, 2017
Leasing portfolio information:
Portfolio size (number of railcars):
Wholly-owned	70,220	62,910
Partially-owned	24,650	24,680
	94,870	87,590
Managed (third-party owned)	27,160	20,830
	122,030	108,420
Portfolio utilization (Company-owned railcars)	97.6%	97.3%

	Nine Months Ended September 30,
	2018	2017
	(in millions)
Proceeds from sales of leased railcars:
Leasing Group:
Railcars owned one year or less at the time of sale	$80.8	$93.7
Railcars owned more than one year at the time of sale	123.4	160.3
	$204.2	$254.0
* Not meaningful
(1) The Company recognizes sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less as revenue. Sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year are recognized as a net gain or loss from the disposal of a long-term asset.
(2)Depreciation, maintenance and compliance, and rent expense are components of operating profit. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profit of the Leasing Group resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30, 2018	December 31, 2017
Cash and cash equivalents	$427.4	$778.6
Short-term marketable securities	—	319.5
Receivables, net of allowance	396.2	369.7
Income tax receivable	46.3	29.0
Inventories	707.0	640.6
Restricted cash	138.5	195.2
Net property, plant, and equipment	6,538.0	6,134.7
Goodwill	787.8	780.3
Other assets	363.8	295.6
	$9,405.0	$9,543.2

Accounts payable	$219.5	$175.4
Accrued liabilities	411.0	440.0
Debt	3,275.7	3,242.4
Deferred income	18.4	20.5
Deferred income taxes	755.9	743.2
Other liabilities	85.1	63.7
Stockholders' equity:
Trinity Industries, Inc.	4,288.3	4,501.1
Noncontrolling interest	351.1	356.9
	4,639.4	4,858.0
	$9,405.0	$9,543.2

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30, 2018	December 31, 2017
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$2,081.3	$2,046.4
Accumulated depreciation	(1,136.2)	(1,073.7)
	945.1	972.7
Leasing:
Wholly-owned subsidiaries:
Machinery and other	12.8	10.7
Equipment on lease	5,555.1	4,995.7
Accumulated depreciation	(959.5)	(858.9)
	4,608.4	4,147.5
Partially-owned subsidiaries:
Equipment on lease	2,356.7	2,317.7
Accumulated depreciation	(540.8)	(493.1)
	1,815.9	1,824.6

Deferred profit on railcars sold to the Leasing Group	(1,027.8)	(985.2)
Accumulated amortization	196.4	175.1
	(831.4)	(810.1)
	$6,538.0	$6,134.7

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30, 2018	December 31, 2017
Debt
Corporate - Recourse:
Revolving credit facility	$—	$—
Senior notes due 2024, net of unamortized discount of $0.3 and $0.3	399.7	399.7
Convertible subordinated notes, net of unamortized discount of $- and $8.2	—	441.2
Other	0.4	0.5
	400.1	841.4
Less: unamortized debt issuance costs	(2.4)	(2.9)
	397.7	838.5
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations	26.5	28.3
	26.5	28.3
Non-recourse:
Secured railcar equipment notes	1,037.3	591.6
Warehouse facility	228.7	150.7
Promissory notes	282.3	293.6
	1,548.3	1,035.9
Less: unamortized debt issuance costs	(17.3)	(11.1)
	1,531.0	1,024.8
Partially-owned subsidiaries - non-recourse:
Secured railcar equipment notes	1,333.6	1,365.3
Less: unamortized debt issuance costs	(13.1)	(14.5)
	1,320.5	1,350.8
	$3,275.7	$3,242.4

Trinity Industries, Inc.
Additional Balance Sheet Information
($ in millions)
(unaudited)

	September 30, 2018	December 31, 2017
Leasing Debt Summary
Total Recourse Debt	$26.5	$28.3
Total Non-Recourse Debt	2,851.5	2,375.6
	$2,878.0	$2,403.9
Total Leasing Debt
Wholly-owned subsidiaries	$1,557.5	$1,053.1
Partially-owned subsidiaries	1,320.5	1,350.8
	$2,878.0	$2,403.9
Equipment on Lease(1)
Wholly-owned subsidiaries	$4,608.4	$4,147.5
Partially-owned subsidiaries	1,815.9	1,824.6
	$6,424.3	$5,972.1
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	33.8%	25.4%
Partially-owned subsidiaries	72.7%	74.0%
Combined	44.8%	40.3%
(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2018	2017
Operating activities:
Net income	$135.4	$173.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	234.0	220.7
Provision (benefit) for deferred income taxes	57.8	151.7
Net gains on railcar lease fleet sales owned more than one year at the time of sale	(21.0)	(40.2)
Impairment of disposal group held for sale	24.8	—
Other	45.0	44.3
Changes in assets and liabilities:
(Increase) decrease in receivables	(23.5)	(94.3)
(Increase) decrease in inventories	(110.1)	10.6
Increase (decrease) in accounts payable and accrued liabilities	31.2	50.9
Other	(53.7)	(29.1)
Net cash provided by operating activities	319.9	488.2
Investing activities:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	123.4	160.3
Proceeds from dispositions of property	11.8	8.1
Capital expenditures - leasing, net of sold lease fleet railcars owned one year or less with a net cost of $63.2 and $74.3	(675.8)	(360.4)
Capital expenditures - manufacturing and other	(63.0)	(61.9)
(Increase) decrease in short-term marketable securities	319.5	84.7
Acquisitions	(25.0)	(47.5)
Other	(1.9)	(0.3)
Net cash required by investing activities	(311.0)	(217.0)
Financing activities:
Payments to retire debt	(739.0)	(334.9)
Proceeds from issuance of debt	561.3	534.1
Shares repurchased	(156.1)	(52.4)
Dividends paid to common shareholders	(58.1)	(53.0)
Purchase of shares to satisfy employee tax on vested stock	(11.5)	(14.1)
Distributions to noncontrolling interest	(10.3)	(41.4)
Other	(3.1)	(0.1)
Net cash (required) provided for financing activities	(416.8)	38.2
Net increase (decrease) in cash, cash equivalents, and restricted cash	(407.9)	309.4
Cash, cash equivalents, and restricted cash at beginning of period	973.8	741.6
Cash, cash equivalents, and restricted cash at end of period	$565.9	$1,051.0

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended September 30, 2018			Three Months Ended September 30, 2017
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$27.7			$66.9
Unvested restricted share participation	(0.6)			(1.3)
Net income attributable to Trinity Industries, Inc. - basic	27.1	145.0	$0.19	65.6	148.0	$0.44
Effect of dilutive securities:
Nonparticipating unvested restricted shares and stock options	—	0.8		—	0.5
Convertible subordinated notes	—	—		—	2.8
Net income attributable to Trinity Industries, Inc. - diluted	$27.1	145.8	$0.19	$65.6	151.3	$0.43

	Nine Months Ended September 30, 2018			Nine Months Ended September 30, 2017
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$132.0			$164.0
Unvested restricted share participation	(2.4)			(3.6)
Net income attributable to Trinity Industries, Inc. - basic	129.6	146.1	$0.89	160.4	148.6	$1.08
Effect of dilutive securities:
Nonparticipating unvested restricted shares and stock options	—	0.9		—	0.4
Convertible subordinated notes	—	1.8		—	2.1
Net income attributable to Trinity Industries, Inc. - diluted	$129.6	148.8	$0.87	$160.4	151.1	$1.06

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical consolidated statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended September 30,
	2018	2017
Net income	$28.3	$67.9
Add:
Interest expense	42.8	46.8
Provision for income taxes	10.7	39.7
Depreciation and amortization expense	81.4	74.2
Earnings before interest expense, income taxes, and depreciation and amortization expense	$163.2	$228.6

	Nine Months Ended September 30,
	2018	2017
Net income	$135.4	$173.6
Add:
Interest expense	132.9	137.5
Provision for income taxes	46.1	97.8
Depreciation and amortization expense	234.0	220.7
Earnings before interest expense, income taxes, and depreciation and amortization expense	$548.4	$629.6